CERTIFICATE OF TRUST

                                       OF

                              AGE HIGH INCOME FUND

                            a Delaware Business Trust


          THIS Certificate of Trust of the AGE HIGH INCOME FUND (the "Trust"), dated as of this 14th day of May, 1996, is being duly executed and filed, in order to form a business trust pursuant to the Delaware Business Trust Act (the "Act"), Del. Code Ann. tit. 12, ss.ss.3801-3819.

          1. NAME. The name of the business trust formed hereby is "AGE High Income Fund."

          2. REGISTERED OFFICE AND REGISTERED AGENT. The Trust will become, prior to the issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended. Therefore, in accordance with section 3807(b) of the Act, the Trust has and shall maintain in the State of Delaware a registered office and a registered agent for service of process.

            (a)    REGISTERED OFFICE.     The registered office of the Trust
                   in Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

            (b)    REGISTERED AGENT.      The registered agent for service of
                   process on the Trust in Delaware is The Corporation Trust Company.

          3. LIMITATION ON LIABILITY. Pursuant to section 3804 of the Act, in the event that the Trust's governing instrument, as defined in section 3801(f) of the Act, creates one or more series as provided in section 3806(b)(2) of the Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only, and not against the assets of the Trust generally.

          IN WITNESS WHEREOF, the Trustees named below do hereby execute this Certificate of Trust as of the date first-above written.



/s/ Frank H. Abbott, III                  /s/ Harmon E. Burns
Frank H. Abbott, III                      Harmon E. Burns
1045 Sansome St.                          777 Mariners Island Blvd.
San Francisco, CA  94111                  San Mateo, CA  94404



/s/ Robert F. Carlson                     /s/ S. Joseph Fortunato
Robert F. Carlson                         S. Joseph Fortunato
2120 Lambeth Way                          Park Avenue at Morris County
Carmichael, CA 95608                      P.O. Box 1945
                                          Morristown, NJ 07962-1945



/s/ Roy V. Fox                            /s/ Rupert H. Johnson, Jr.
Roy V. Fox                                Rupert H. Johnson, Jr.
107 Deepwood Dr.                          777 Mariners Island Blvd.
Georgetown, TX 78628-8301                 San Mateo, CA 94404



/s/ R. Martin Wiskemann
R. Martin Wiskemann
777 Mariners Island Blvd.
San Mateo, CA 94404